Exhibit 99.1

WLG Inc. Reports 2008 First Half Results -- Revenues Up 83% and Operating Income Up 45% Over Same Period in 2007

Chicago.—(PR Newswire)—August 15, 2008--WLG Inc. ("WLG") (OTCBB: WLGI.OB), a global provider of integrated transport and logistics services, is pleased to report its financial results for the six month ended June 30, 2008.

Financial Overview -- Revenues, Operating Income and EBITDA Up From 2007

WLG reported revenues of $112 million for the first half of 2008, compared to $61 million for the same period in 2007 for an increase of 83%. Operating income for the six months ended June 30, 2008 increased 45%, reaching $0.98 million, compared to $0.68 million for the first two quarters of 2007. In the first six months of 2008, WLG's EBITDA (earnings before interest, taxes, depreciation and amortization) rose to $1.54 million, compared to an EBITDA of $1.29 million for the same period last year.

Selling and administrative expenses totaled $12.1 million at the end of June 2008, compared to $8.6 million for the same period in 2007, for an increase of 41%, but which was less than the 83% growth in revenues reported for this period. Non-cash charges for depreciation and amortization for the first six months of 2008 were $0.64 million, for an increase of $0.15 million over 2007, or 31%.

Much of the growth in revenues and operating expenses in 2008 over 2007 is attributable to the acquisition of World Commerce Services LLC ("WCS") completed by WLG in August 2007. WCS is a full service logistics provider headquartered in Chicago, Illinois.

WLG’s shareholders’ equity increased from $10.3 million at June 30, 2007, to $16.0 million as of June 30, 2008.

Management Review and Outlook

Mr. Christopher Wood, WLG's Chief Executive Officer commented, “WLG's financial and operating results continue to improve period to period. All of us at WLG are very pleased with our results for the first six months of 2008, but we are also mindful of the current economic conditions around the world, particularly rising fuel prices and the possibility of a slow-down in demand for our services. We are watching these issues carefully and will do so for the remainder of 2008.

At WLG, we continue to make investments in our infrastructure, including expending funds and incurring management time to integrate our recent acquisitions with the Group's existing operations. Other projects are underway on a number of fronts. We are working to upgrade our IT technology, as well as to transition the operations of WCS to the common technology platform used by the WLG Group. While these efforts require cash, we are confident that they will pay dividends in the future through greater efficiencies and enhanced profits.

We opened a new warehouse in the first quarter of 2008 that doubled our capacity in the UK and are making improvements and adding new customers to maximize the benefits to us of this new facility. This new warehouse complements the warehouse we opened in Melbourne, Australia, in 2007. Adding this new warehouse capacity is in response to the increasing demand on the part of our customers for us to expand our offering of value added services. We will continue to look for other opportunities to provide value added services in all of our locations.

With all of the initiatives underway and the accomplishments of this past six months, I want to again emphasize that our operating objectives remain the same. In short, all of us at WLG are committed to providing high quality and personalized services on an international scale at competitive prices. And our financial goals are equally clear. Simply stated, these are to increase our revenues, improve our profitability and create value for our shareholders.”

About WLG Inc.

WLG is an international, non-asset based third-party logistics and freight transportation provider, offering a broad array of logistics and related services through its subsidiaries and divisions. With more than three decades of experience in international transportation, WLG has established itself as a leading provider of traditional freight forwarding and freight management services to customers throughout the world. Additional information is available at: http:// www.wlglogistics.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those anticipated or implied in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures; WLG's dependence upon conditions in the air, ocean and land-based freight forwarding industry; the size and resources of many of WLG's competitors; and the need for WLG to effectively integrate acquired businesses and to successfully deliver its primary services. Additional information with respect to these and other factors that could materially affect WLG are included in WLG's filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

Reconciliation of Non−GAAP Measures

WLG believes that net income applicable to common stock is the financial measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) that is most directly comparable to EBITDA. In addition, the presentation of EBITDA is relevant and useful because we think that EBITDA is the most frequently used measurement by the logistics industry, financial analysts and others in the financial community to evaluate our operating performance, as well as that of our competitors.

The following table reconciles WLG’s EBITDA with net income applicable to common stock as derived from WLG’s unaudited financial statements for the six months ended June 30, 2007 and 2008:

WLG Inc. Reconciliation of Non-GAAP Measures
For the six months ended June 30	2007		2008
	$	('000)	$	('000)
Net income applicable to common stock		314		217
Add back:
Dividends on preferred stock		45		45
Income taxes		211		227
Interest expense		205		439
Interest income		(33)		(22)
Depreciation and amortization		487		639
Total add backs		915		1,328
EBITDA		$1,229		$1,545

Contact:
Chris Wood
   chrisw@hk.wlglogistics.com